November 30, 1998

Dear Shareholder:

You may have recently received correspondence from a dissident group headed by Walter Anderson. Mr. Anderson is seeking to control your Board of Directors by electing his own hand-picked slate of candidates at the December 10th Annual Meeting. We caution you not to sign any proxy card you may receive from the dissidents before you consider all the pertinent information.

As shareholders, you are probably already aware that since 1993 the Company's annual revenues have grown tenfold from a little under $12 million in 1993 to more than $125 million in 1998. Our accomplishments have not gone unnoticed.

            In August 1998, Money Magazine recognized Total-Tel as the 18th best stock to have owned since the bull market began in 1982.

            Total-Tel was named "Communications Company of the Year" for 1998 by The New Jersey Technology Council.

The Board of Directors is writing this letter to correct some of the numerous mistakes and omissions from Mr. Anderson's proxy materials and to provide you with information which should be considered before you decide how to vote your shares.

The Dissidents complain about the Company's recent financial performance, citing to Total-Tel's most recent quarterly SEC filings. They claim that Total-Tel's net income fell by 38 percent for the six months ended July 1998 when compared to the same period in 1997. This decline in net income is directly attributable to exceptional charges the Company experienced because of the very litigation being pursued by Mr. Anderson, Gold & Appel, and Revision. Without these extraordinary charges, operating income for the quarter ended July 1998 would have more than doubled from the comparable quarter in 1997, and operating income for the six months ended July 1998 would have also increased in comparison to the prior year's results.

The Dissidents Proxy Materials Contain Numerous Omissions and Mistakes, including the following:

What Mr. Anderson Says                  What Mr. Anderson Doesn't Say
----------------------                  -----------------------------

Mr. Anderson is a member of             US Wats is a direct competitor of
the Board of Directors of US Wats.      Total-Tel.

Mr. Anderson purchased                  Mr. Anderson arranged to purchase
Total-Tel shares on the open            shares from Mr. Slater, a Total-Tel
market at the same time he              consultant, for a pre-split price of
arranged to purchase shares in          up to $68.44 per share, and from
private transactions.                   Mr. Alward, a former Total-Tel
                                        officer and director,  for up to $39.80
                                        per    share.    In    these    private
                                        transactions, Messrs. Slater and Alward
                                        were paid  premiums  to the  prevailing
                                        market price of up to 80 percent and 33
                                        percent, respectively.

Mr. Anderson is a founder and           Esprit's Board, in October 1998,
Board member of Esprit Telecom.         removed Mr. Anderson as Chairman of
                                        the Board.  The Esprit Board determined
                                        that Mr. Anderson's  continued presence
                                        on  the  Board  was   disruptive,   and
                                        prevented  the company from focusing on
                                        its business plan. Just a few days ago,
                                        Mr.  Anderson's  attempt  to remove the
                                        Board  of   Esprit   was   resoundingly
                                        rebuffed  by the  Esprit  shareholders,
                                        including  Warburg  Pincus and Fidelity
                                        Asset Management.

Mr. Anderson is the largest             After the Superior Court of New
shareholder of Total-Tel                Jersey, Chancery Division, ordered
(1,857,634 shares-pg. 3 of              Mr. Anderson and G&A not to "purchase
Management's Proxy Statement)           or acquire, directly or indirectly
                                        any stock of Total-Tel" Mr. Anderson
                                        informed Mr. Cirrito that a large
                                        block of stock was becoming available
                                        so that Mr. Cirrito could purchase
                                        that block.  After Total-Tel filed a
                                        motion for contempt against Mr.
                                        Anderson, the Court found this
                                        purchase to be in violation of its
                                        original order, and enjoined
                                        Revision, L.L.C. from voting 477,694
                                        shares at Total-Tel's annual meeting.




    OTHER INFORMATION YOU MAY NOT KNOW ABOUT MR. ANDERSON AND HIS ASSOCIATES
    ------------------------------------------------------------------------

The Dissidents' proxy materials indicate that Revision is a recently created Delaware Limited Liability Company. They don't tell you that Revision is part of a chain of "mysterious" foreign entities. Prior to Revision's creation in June 1998, Gold & Appel Transfer, S.A owned virtually all of the Total-Tel stock now owned by Revision. Gold & Appel is a British Virgin Islands Company, for which Mr. Anderson acts as attorney-in-fact. Gold & Appel has only one director, Servco Limited Corporate Management, a company whose purpose is to act as a "board member for hire." Gold & Appel is a wholly owned subsidiary of Iceberg Transport, S.A., a corporation organized under the laws of the Republic of Panama. Mr. Anderson claims not to know the source of Iceberg's initial capital, has not met any of Iceberg's directors, and has no regular communications with them. Nor does he know whether Iceberg itself is owned or controlled by another person or entity. Are you confused yet?...If so, you're not the only one. Mr. Anderson's 13D fillings with the SEC are misleading and hide the true owners of Gold & Appel. If this man has violated Court orders and has filed misleading documents with the SEC, how can you trust him to run Total-Tel in your best interests?

THE DISSIDENTS HAVE ALSO LEVELED NUMEROUS CHARGES AGAINST THE CURRENT BOARD, SOME OF WHICH ARE SIMILAR TO THOSE THAT MR. ANDERSON LEVELED AGAINST ESPRIT. ON NOVEMBER 23, 1998, MORE THAN 90 PERCENT OF THE VOTES CAST BY ESPRIT SHAREHOLDERS, OTHER THAN MR. ANDERSON AND GOLD & APPEL, VOTED AGAINST MR. ANDERSON AND IN FAVOR OF ESPRIT'S BOARD.


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

                  THE DISSIDENTS' COMPLAINTS AGAINST TOTAL-TEL
                  --------------------------------------------


Mr.  Anderson  also  took  some  "cheap  shots"  against   Total-Tel's   current
management. For example, they complain that Warren Feldman's 13 year old son, Ross, has received commissions as a Company agent since he was 11.

            Ross Feldman signed an agent's agreement which is identical to that signed by hundreds of Total-Tel agents and is paid for business actually generated according to the same commission schedule as any other Total-Tel agent.

            The commissions are trivial in amount, about $600 over more than two years for sales made to friends and neighbors.

            When Mr. Anderson's attorneys argued that the Board's recently adopted Shareholder Rights Plan and By-Law amendments should be nullified based, in part, on the commissions paid to Ross, Judge Saunders said, "I'll laugh you out of court," when cautioning them against using this as a basis for their argument

The Dissidents claim that compensation paid to Warren Feldman is excessive. An independent report by Deloitte & Touche concluded that Mr. Feldman's compensation was actually less than the compensation paid to his industry peers.

The Dissidents also insinuate that the compensation paid to Warren Feldman's brother, Gerald, is somehow improper. They disclose that Gerald Feldman receives approximately $50,000 a year to run Total-Tel's Los Angeles operations. But the dissidents misstate the salary paid to Gerald Feldman; he receives approximately $20,000 a year plus commissions. He and an assistant operate a sales and agency development office, the purpose which is to introduce Total-Tel to the California market. Under Gerald's direction, that office has generated more than $225,000 in revenue.

We assure you that the Board will continue to uphold the best interests of all shareholders and to enhance the value of your investment. We ask for your support in reelecting the Current Board nominees so that we may continue working on your behalf. Please sign, date and return Management's WHITE proxy card in the return envelope provided.

On behalf of the Board of Directors,


                                    Sincerely,


                                    Warren H. Feldman
                                    Chairman and
                                    Chief Executive Officer


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





                          IMPORTANT VOTING INFORMATION

1. TO SUPPORT MANAGEMENT'S SLATE OF DIRECTORS PLEASE SIGN, DATE AND RETURN THE WHITE PROXY CARD TODAY IN THE ENCLOSED RETURN ENVELOPE.

2. If your shares are held in your own name, please sign, date and return the enclosed WHITE proxy card in the postage paid envelope provided with this letter. If your shares are held in the name of a brokerage firm, bank or other institution, please sign, date and return the WHITE proxy card to such brokerage firm, bank or other institution in the envelope provided by that firm.

   If you have any questions or require any assistance in voting your shares, please call toll free:

                            GEORGESON & COMPANY INC.
                                Wall Street Plaza
                            New York, New York 10005
                                 1-800-223-2064







In response to Mr. Anderson's proxy contest, Total-Tel has retained Georgeson & Company Inc. as its proxy solicitor. In connection with the services it is rendering to Total-Tel , Georgeson will receive $25,000, together with reimbursement for its out-of-pocket expenses. Georgeson will also be indemnified for certain liabilities and expenses including any liabilities under the federal securities laws. Georgeson will solicit proxies from individuals, brokers, banks, bank nominees, and other institutional holders. It is anticipated that Georgeson will employ approximately twenty five persons to solicit the Company's shareholders for the annual meeting. Although no precise estimate can be made at the present time, Total-Tel currently estimates that the Total-Tel expenditures relating to this proxy solicitation incurred by Total-Tel will be approximately $ 60,000, of which approximately $40,000 has been incurred to date.


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